Exhibit 99.1

Truist completes sale of Truist Insurance Holdings and executes strategic balance sheet repositioning

Sale of TIH creates a capital advantage and capacity for growth

CHARLOTTE, N.C., May 7, 2024 — Truist Financial Corporation (NYSE: TFC) today announced the completion of the previously announced sale of its remaining stake in Truist Insurance Holdings, the fifth largest insurance brokerage in the United States, to an investor group led by private equity firms Stone Point Capital, Clayton, Dubilier & Rice, Mubadala Investment Company and other co-investors.

“We are pleased to have completed the sale of TIH, and we look forward to maintaining a strong partnership with TIH into the future,“ said Truist Chairman and Chief Executive Officer Bill Rogers. “The sale of TIH significantly enhances Truist’s financial profile and positions Truist to invest in and grow its core banking businesses.”

At closing, Truist received after-tax cash proceeds of approximately $10.1 billion. The transaction resulted in an approximate after-tax gain of $4.7 billion and increased CET1 capital by $9.4 billion1,2. On a pro-forma basis, Truist’s March 31, 2024, CET1 capital ratio increased by 230 basis points to 12.4% and its tangible book value per share increased by $7.16 or 33% to $28.80. Truist’s estimated CET1 ratio under proposed fully phased-in Basel III capital rules increased by 254 basis points to 8.4%3 at March 31, 2024.

Following the completion of the sale, Truist executed a strategic balance sheet repositioning of a portion of its available-for-sale investment securities portfolio by selling $27.7 billion of lower-yielding investment securities, resulting in an after-tax loss of $5.1 billion in the second quarter of 2024. The investment securities that were sold had a book value of $34.4 billion and a weighted average book yield of 2.80% for the remainder of 2024 including the impact of hedges and based on the Federal Funds futures curve4. Including the tax benefit, the repositioning generated $29.3 billion available for reinvestment.

Truist invested approximately $18.7 billion of the $39.4 billion available in shorter duration investment securities yielding 5.27%. The remaining $20.7 billion will be held in cash. The blended reinvestment rate on the new investment securities purchased and cash is 5.22% for the remainder of 2024 including the impact of hedges and based on the Federal Funds futures curve4.

The balance sheet repositioning reduced Truist’s pro-forma CET1 capital ratio at March 31, 2024, by 107 basis points to 11.4%2. Truist’s estimated pro-forma CET1 ratio at March 31, 2024, under proposed fully phased-in Basel III capital rules increased from 8.4% to 8.9%5. There is no impact to pro-forma tangible book value per share of $28.80.

Truist estimates that the proceeds from the sale of TIH and the balance sheet repositioning will add $160 million to net interest income in the second quarter of 2024 and $710 million (inclusive of the second quarter impact) to net interest income in 2024 based on the Federal Funds futures curve4.

Truist previously provided an outlook for 2024 second-quarter and full-year revenue, which excluded any benefit of interest income earned on the proceeds from the sale of TIH or from a balance sheet repositioning. Truist is adjusting its previous outlook to reflect the interest income expected on the proceeds from the sale of TIH and from the balance sheet repositioning. Truist now expects second quarter 2024 revenue to increase by approximately 1% over first quarter 2024 revenue of $4.9 billion compared to its previous outlook for revenue to decline by approximately 2%. In addition, Truist now expects full year 2024 revenue to decline by 0.5% to 1.5% over 2023 annual revenue of $20.2 billion compared to its previous outlook for revenue to decline by 4% to 5%.

1.	$9.4 billion of capital comprised of a $4.7 billion after-tax gain and a $4.6 billion benefit from the deconsolidation of TIH’s intangibles net of deferred tax liabilities.
2.	Numbers may not add due to rounding.
3.	CET1 impact greater under fully phased-in Basel III rules primarily due to a reduction in threshold deductions.
4.	Federal Funds futures curve as of May 6, 2024.
5.

CET1 under fully phased-in proposed Basel III rules increases following the balance sheet repositioning due to a reduction in threshold deductions and a lower risk-weighting on the securities purchased than the securities sold.

About Truist

Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. As a leading U.S. commercial bank, Truist has leading market share in many of the high-growth markets across the country. Truist offers a wide range of products and services through our wholesale and consumer businesses, including consumer and small business banking, commercial banking, corporate and investment banking, wealth management, payments, and specialized lending businesses. Headquartered in Charlotte, North Carolina, Truist is a top-10 commercial bank with total assets of $535 billion as of March 31, 2024. Truist Bank, Member FDIC. Learn more at Truist.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” In particular, forward-looking statements by Truist include statements Truist makes about (i) the financial impact of the TIH sale and the balance sheet repositioning on Truist, including to its CET1 ratio (as currently calculated and as calculated under proposed fully phased-in Basel III capital rules), tangible book value per share, net interest income, and revenue, and (ii) the yield to be realized on the newly purchased investment securities and cash balances arising from the balance sheet repositioning. Forward-looking statements convey Truist’s expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond Truist’s control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, and results may differ materially from those set forth in any forward-looking statement. While no list of assumptions, risks, and uncertainties could be complete, some of the factors that may cause actual results or other future events or circumstances to differ from those in Truist’s forward-looking statements include the risks and uncertainties more fully discussed in Part I, Item 1A (Risk Factors) in Truist’s most recently filed Annual Report on Form 10-K and in Truist’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statement made by Truist or on its behalf speaks only as of the date that it was made. Truist does not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that Truist may make in any subsequent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, or Current Report on Form 8-K.

For further information:

Investor Relations:

Brad Milsaps, 770-352-5347

Investors@truist.com

Media Relations:

Kyle Tarrance

media@truist.com